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                                                                   EXHIBIT 99(b)

                             JCPenney News Release

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CONTACT
Rita  Trevino Flynn    Stephanie M. Brown    Eli Akresh            Bob Johnson
Public Relations       Public Relations      Investor Relations    Investor Relations
(972) 431-4753         (972) 431-4655        (972) 431-2207        (972) 431-2217
rflynn@jcpenney.com    smbrown@jcpenney.com  eakresh@jcpenney.com  rvjohnso@jcpenney.com
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            JCPENNEY REPORTS STRONG SEPTEMBER COMPARABLE STORE SALES

                        Department Stores Increase 8.1%

                        Eckerd Drugstores Increase 8.1%

     PLANO, Texas, October 8, 2001 -- J. C. Penney Company, Inc. (NYSE:JCP) today announced a strong increase in comparable store sales for September. Allen Questrom, Chairman and Chief Executive Officer, said, "The Company's sales were initially impacted by the tragic events that occurred on September 11, 2001. Despite those events, our department store sales recovered and were significantly above plan for the month. Eckerd achieved its sales plan, and we are particularly pleased with our front-end performance. While Catalog and Internet sales were also impacted by the events, sales improved in the last week of September."

     Comparable department store sales increased 8.1 percent for the five weeks ended September 29, 2001. Successful planned marketing and promotional programs during September generated strong sales. Sales were consistent throughout the country and in most merchandise categories.

     Comparable drugstore sales increased 8.1 percent. Comparable pharmacy sales increased 10.5 percent and front-end sales increased 3.3 percent. Front-end sales continue to reflect growth in customer counts and unit sales, supporting the move to more competitive everyday pricing. Sales are also beginning to benefit from the store reconfiguration program. Front-end sales were strongest for cosmetics, baby care, vitamins, snacks and beverages and household products.

     Catalog sales for September decreased 28.4 percent, below the Company plan. E-commerce sales are included in Catalog, and totaled $20 million in September and $173 million year to date compared to $25 million and $137 million in last year's respective periods.

     Based on current trends, management continues to project third quarter operating earnings in the range of $0.11 to $0.15 per share, and operating earnings for the full year continue to be estimated at $0.30 to $0.35 per share.
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                           Preliminary Sales Summary
                           -------------------------
                                ($ in millions)
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                                                  Period ended                                % Increase/(Decrease)
                                   -----------------------------------------       ------------------------------------------
                                       Sep. 29,               Sep. 30,                                       Comparable
                                         2001                   2000                 All Stores                Stores
                                   ------------------     ------------------       --------------         -------------------
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5 Weeks
-------
Department stores                             $ 1,295                $ 1,212              6.8                      8.1
Eckerd drugstores                               1,280                  1,195              7.1                      8.1
Catalog                                           262                    366            (28.4)
                                   ------------------     ------------------
Total Company                                 $ 2,837                $ 2,773              2.3


9 Weeks
-------
Department stores                             $ 2,494                $ 2,341              6.5                      7.8
Eckerd drugstores                               2,312                  2,161              7.0                      8.0
Catalog                                           509                    645            (21.1)
                                   ------------------     ------------------
Total Company                                 $ 5,315                $ 5,147              3.3


35 Weeks
--------
Department stores                             $ 8,846                $ 8,717              1.5                      3.4
Eckerd drugstores                               9,128                  8,627              5.8                      8.5
Catalog                                         2,074                  2,538            (18.3)
                                   ------------------     ------------------
Total Company                                 $20,048                $19,882              0.8
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Conference Call Recording                   416-695-9677       Access ID #6309
Monthly Plan and Weekly Sales Update        972-431-5500


     J. C. Penney Company, Inc. is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approximately 270,000 associates. The Company operates approximately 1,080 JCPenney department stores in all 50 states, Puerto Rico, and Mexico. In addition, the Company operates approximately 50 Renner department stores in Brazil. Eckerd operates approximately 2,650 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J. C. Penney Company, Inc. is the sponsor of JCPenney Afterschool, a partnership committed to providing kids with high-quality afterschool programs to help them reach their full potential.


     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and
government activity.   Investors should take such risks into account when making
investment decisions.